Exhibit 99.4

OfficeMax

150 East Pierce Road Itasca, IL 60143-1594

News Release

OfficeMax Media Contact	OfficeMax Investor Relations Contact
Bill Bonner	John Jennings
630 438 8584	630 438 8760

For Immediate Release: December 9, 2005

OFFICEMAX ANNOUNCES RESIGNATION OF WARD W. WOODS FROM BOARD OF DIRECTORS

ITASCA, Ill. – OfficeMax® Incorporated (NYSE: OMX), a leader in office products and services, today announced that Ward W. Woods, a board member since 1992, will resign from the company’s Board of Directors effective December 31.  Mr. Woods, who is also a director of Bessemer Securities, LLC, Bessemer Trust Co., and several other private companies, resigned to focus on his other professional obligations.

“We appreciate Ward’s dedicated service to the board for the past 13 years,” said Sam Duncan, Chairman and Chief Executive Officer of OfficeMax.  “The board has benefited from Ward’s financial and business expertise and experience, and his commitment and insight.”  Mr. Woods said, “I have enjoyed working with the OfficeMax board of directors and management, and wish them all continued success in their efforts.”

Mr. Woods was president and chief executive officer of Bessemer Securities, LLC, a privately held investment company, from 1989 until his retirement in 2000. Mr. Woods is the founding partner of Bessemer Holdings, L.P., a private equity firm, as well as various affiliated investment partnerships.

On the OfficeMax board of directors, Mr. Woods served as Chair of the Committee of

Outside Directors and Lead Independent Director, and as a member of the Executive Compensation Committee and the Executive Committee.  The board has appointed Gary G. Michael, who joined the OfficeMax Board of Directors in 1997, to fill Mr. Woods’ position as Chair of the Committee of Outside Directors and Lead Independent Director.  Mr. Woods’ board term would have expired in 2008.  The vacancy created by Mr. Woods’ resignation will not be filled and the OfficeMax board size has been reduced from 13 members to 12.  All of the remaining directors are independent, except for Mr. Duncan who also serves as OfficeMax’s chief executive officer.

About OfficeMax

OfficeMax is a leader in both business-to-business and retail office products distribution. OfficeMax delivers an unparalleled customer experience — in service, in product, in time savings, and in value - through a relentless focus on its customers. The company provides office supplies and paper, print and document services, technology products and solutions, and furniture to large, medium and small businesses and consumers. OfficeMax customers are served by approximately 40,000 associates through direct sales, catalogs, Internet and approximately 950 superstores. OfficeMax trades on the New York Stock Exchange under the symbol OMX. More information can be found at www.officemax.com.

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